Exhibit 99.1

ENTROPIC COMMUNICATIONS ANNOUNCES MANAGEMENT CHANGE

SAN DIEGO, Calif., January 14, 2008 – Entropic Communications, Inc. (NASDAQ: ENTR) today announced that Mark Foley has decided to leave the company to pursue other interests. Foley, who has been with Entropic since its acquisition of RF Magic in June 2007, will resign his position as President and Chief Operating Officer effective January 11, 2008. Patrick Henry, Entropic’s Chief Executive Officer and Chairman of the Board, will assume Foley’s duties.

In announcing his departure, Foley stated, “It has been a tremendous seven plus years: co-founding RF Magic, working with and building a world-class team, delivering several world’s-first products and over the last year, helping to shepherd the company through the acquisition and IPO. In reflecting on these accomplishments at the end of the year, I believe the time is right for me to pursue other opportunities. As an RF Magic founder, an Entropic shareholder and with so many friends and colleagues at the company, I remain fully committed to doing what I can to support the ongoing success of Entropic.”

“I would like to thank Mark for his contributions to the integration of Entropic and RF Magic following the acquisition,” said Patrick Henry, Chairman of the Board and CEO. “Mark has helped lay the foundation for the combined company’s future success and has been instrumental in scaling our operations and quality systems. All of us at Entropic wish him the best of luck in his future endeavors.”

About Entropic Communications

Entropic Communications, Inc. is a leading fabless semiconductor company that designs, develops and markets systems solutions to enable connected home entertainment. The company’s technologies significantly change the way high-definition television-quality video and other multimedia content such as movies, music, games and photos are brought into and delivered throughout the home. For more information please visit: www.entropic.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the integration of RF Magic and Entropic and the future success of the company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Entropic’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, the effects of competition; Entropic’s dependence on a limited number of customers and ultimately service providers; Entropic’s ability to introduce new and enhanced products on a timely basis; the risk that the market for high-definition television-quality video and other multimedia content delivery solutions based on the MoCA standard may not develop as anticipated; the effect of intellectual property rights claims; risks related to Entropic’s international operations; and other factors discussed in the “Risk Factors” section of Entropic’s final prospectus filed with the SEC on December 6, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. Entropic is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Investor Contact:

Debra Hart

Director, Investor Relations

858-625-3200 x355

debra.hart@entropic.com

Media Contact:

Susan Huberman	Richard Tso
VP, Corporate Communications	GlobalFluency
858/625-3200, ext. 348	650/433-4153
shuberman@entropic.com	rtso@globalfluency.com

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